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                                                                   Exhibit 10.16




February 24, 1998

Robert E. Gilkes
363 Barretts Mill Road
Concord, MA  01742

Dear Bob:

I am pleased that you have accepted the position of special advisor to the Board of Directors of Xionics Document Technologies, Inc., and would like to outline the terms and conditions applicable to your service in that capacity.

We have agreed that you will provide advice and counsel to the Board on various matters relating to the Company's strategic direction from January 1, 1998 through July 31, 1999. Your primary contact will be with Paul Low, Chairman of the Board. Your gross salary will be Ten Thousand Dollars ($10,000.00) per month for the months of January through December, 1998, and Three Thousand Dollars ($3,000.00) per month for the months of January through July, 1999. You will of course continue to be eligible to participate in the Company's benefit plans, and the Invention and Nondisclosure Agreement between you and the Company dated November 13, 1995, as amended, will continue in effect in accordance with its terms. A copy of it is enclosed for your convenience. The arrangement described above is terminable by you at any time, and by Xionics in the event of any breach of your obligations under that Invention and Nondisclosure Agreement.

Bob, if the foregoing paragraph correctly states our agreement, please so indicate by signing both copies of this letter in the space provided below and return one to me, keeping the other for your records.

Sincerely,

XIONICS DOCUMENT TECHNOLOGIES,
INC.

/s/ PETER J. SIMONE

Peter J. Simone
President and Chief Executive Officer


Accepted:

/s/ ROBERT E. GILKES                        Date: February 25, 1998
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Robert E. Gilkes